Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Completes Sale of the Operations of Rockford Bank & Trust

Moline, IL, December 2, 2019, QCR Holdings, Inc. (NASDAQ: QCRH, the “Company”) today announced that on November 30, 2019, the Company completed the sale of substantially all of the assets and transfer of substantially all of the deposits and certain other liabilities of the Company’s wholly-owned subsidiary, Rockford Bank and Trust Company (“RB&T”) to Illinois Bank & Trust (“IB&T”), a wholly-owned subsidiary of Dubuque, IA-based Heartland Financial USA, Inc. (NASDAQ: HTLF). The purchase and assumption transaction, announced in August 2019, is valued at approximately $59.1 million.  The $59.1 million represents a cash payment of approximately $46.9 million from IB&T including the purchase price premium of $12.5 million and the separate liquidation of net assets retained by QCRH of $12.2 million.

“We are confident the combination of RB&T and IB&T creates a premier community bank that will continue to serve the needs of the Rockford community and Winnebago County,” said Larry J. Helling, Chief Executive Officer of QCRH.  “Divesting of RB&T enables QCRH to redeploy capital in our other more profitable markets to help drive continued organic and acquisitive growth and provides the best outcome for our shareholders.”

Todd A. Gipple, President and Chief Financial Officer of the Company stated, “While RB&T represented approximately 10% of our Company’s assets, we were unable to achieve the necessary scale in the Rockford market.  The $46.9 million cash payment represents a purchase price premium of 34.5% of adjusted tangible pro-forma equity, or $12.5 million, pre-tax. As a result of the sale, we anticipate significant improvement in our profitability metrics.”

About Us

QCRH, headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 25 locations in Illinois, Iowa, Wisconsin and Missouri. As of September 30, 2019, the Company had approximately $5.3 billion in assets, $3.6 billion in loans and $3.8 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” “annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies (including the impact of tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of acquisitions and the possibility that transaction costs may be greater than anticipated; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Todd A. Gipple	Christopher J. Lindell
President	Executive Vice President
Chief Operating Officer	Corporate Communications
Chief Financial Officer	(319) 743-7006
(309) 743-7745	clindell@qcrh.com
tgipple@qcrh.com